Letter of Transmittal
Regarding Shares of Pomona Investment Fund
Tendered Pursuant to the Offer to Purchase
Dated March 22, 2017

The Offer rights will expire on April 16, 2017
and this Letter of Transmittal must be received by
the Fund, by mail, overnight mail or by fax, by 11:59 p.m.,
Eastern Time, on April 16, 2017, unless the Offer is extended

Complete this Letter of Transmittal and follow the Transmittal
Instructions included herein

Ladies and Gentlemen:

The undersigned hereby tenders to Pomona Investment Fund, a closed-end, non-diversified, management investment company organized under the laws of the State of Delaware (the “Fund”), the Class A Shares or Class M2 Shares of beneficial interest in the Fund (“Shares”) or portion thereof held by the undersigned, described and specified below, on the terms and conditions set forth in the Offer to Purchase dated March 22, 2017 (the “Offer to Purchase”), receipt of which is hereby acknowledged, and in this Letter of Transmittal (which together with the Offer to Purchase constitute the “Offer”). The Tender and this Letter of Transmittal are subject to all the terms and conditions set forth in the Offer to Purchase, including, but not limited to, the absolute right of the Fund to reject any and all tenders determined by it, in its sole discretion, not to be in the appropriate form.

The undersigned hereby sells to the Fund the Shares or portion thereof tendered hereby pursuant to the Offer.

The undersigned hereby warrants that the undersigned has full authority to sell the Shares or portion thereof tendered hereby and that the Fund will acquire good title thereto, free and clear of all liens, charges, encumbrances, conditional sales agreements or other obligations relating to the sale thereof, and not subject to any adverse claim, when and to the extent the same are purchased by it. Upon request, the undersigned will execute and deliver any additional documents necessary to complete the sale in accordance with the terms of the Offer. The undersigned recognizes that under certain circumstances set forth in the Offer, the Fund may not be required to purchase any of the Shares or portions thereof tendered hereby.

If the undersigned tenders Shares and the Fund purchases those Shares, the undersigned will receive payment in cash or a non-interest bearing, uncertificated promissory note. The cash payment of the purchase price for the Shares or portion thereof of the undersigned, as described in Section 6 of the Offer to Purchase, shall be wired to the account of the undersigned from which the subscription funds were debited.

All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and the obligation of the undersigned hereunder shall be binding on the heirs, personal representatives, successors and assigns of the undersigned. Except as stated in Section 5 of the Offer to Purchase, this tender is irrevocable.

VALUATION DATE: June 30, 2017

TENDER OFFER EXPIRATION DATE: 11:59 p.m. (Eastern Time), April 16, 2017

WITHDRAWAL DATE: 11:59 p.m. (Eastern Time), June 25, 2017

PARTS 1, 2, 3, AND 4 MUST BE COMPLETED AND IN GOOD ORDER IN ORDER TO PROCESS YOUR REQUEST

PLEASE CONTACT YOUR FINANCIAL INTERMEDIARY BEFORE SUBMITTING YOUR TENDER REQUEST.

If You Invested In The Fund Through A Financial Intermediary Through Whom You Expect To Have Your Tender Offer Request Submitted, Please Allow For Additional Processing Time As The Letter of Transmittal Must Ultimately Be Received By The Fund No Later Than 11:59 p.m. (Eastern Time) On The Expiration Date.

PART 1 – NAME (AS IT APPEARS ON YOUR POMONA INVESTMENT FUND STATEMENT) AND CONTACT INFORMATION

Fund Account #:

Account Name/Registration:

Telephone Number:

SSN or Tax ID:

PART 2 – REQUESTED TENDER AMOUNT

Please select repurchase type by checking one of the boxes below. If you are requesting a partial repurchase, please provide a number of Shares.

[ ]	Full Repurchase

[ ]	Partial Repurchase of __________ [ ] Class A Shares or [ ] Class M2 Shares (please check the box for the applicable class(es) of Shares and only provide a number of Shares, not a dollar amount)

Note to Part 2: A Shareholder tendering for repurchase only a portion of the Shareholder’s Shares will be required to maintain an account balance of at least $10,000 for Class A Shares and $5,000,000 for Class M2 Shares, respectively, after giving effect to the repurchase. If a Shareholder tenders an amount that would cause the Shareholder’s account balance to fall below the required minimum, the Fund reserves the right to repurchase all of a Shareholder’s Shares at any time if the aggregate value of such Shareholder’s Shares is, at the time of such compulsory repurchase, less than the minimum initial investment applicable for the Fund. This right of the Fund to repurchase Shares compulsorily may be a factor that Shareholders may wish to consider when determining the extent of any tender for purchase by a Fund.

PART 3 – PAYMENT

Payments will be directed back to your account.

PART 4 – SIGNATURE(S)

The undersigned Shareholder acknowledges that this request is subject to all the terms and conditions set forth in the Fund’s registration statement under the Investment Company Act of 1940, as amended (the “Registration Statement”) and the Offer to Purchase dated March 22, 2017 (the “Offer to Purchase”) and all capitalized terms used but not defined herein have the meaning as defined in the Fund’s Registration Statement. This request is irrevocable except as described in the Offer to Purchase. The undersigned represents that the undersigned is the beneficial owner of the Shares in the Fund to which this repurchase request relates, or that the person signing this request is an authorized representative of the tendering Shareholder.

In the case of joint accounts, each joint holder must sign this repurchase request. Requests on behalf of a foundation, partnership or any other entity should be accompanied by evidence of the authority of the person(s) signing.

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date

PLEASE MAIL OR FAX TO THE FUND AT:

Regular Mail	Fax: 816-860-3140

Pomona Investment Fund Attn: UMB Fund Services P.O. Box 2175 Milwaukee, WI 53201

Overnight Mail
Pomona Investment Fund Attn: UMB Fund Services 235 W. Galena Street Milwaukee, WI 53212	FOR ADDITIONAL INFORMATION CALL: 1-844-2POMONA